Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into by and between Texas Petrochemicals, Inc., a Delaware corporation, and Texas Petrochemicals LP, a Texas limited partnership (collectively referred to as the “Company”), and Christopher A. Artzer, the undersigned individual (“Artzer”) to be effective as of July 1, 2006 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to employ Artzer and assure itself of the continued availability of Artzer’s services and of reasonable protections against use of its trade secrets and Artzer competing against it;

WHEREAS, Artzer will be given overall responsibilities for managing the legal affairs associated with the Company’s businesses; and

WHEREAS, in such capacity Artzer will develop or have access to all of the business plans, methods and confidential information relating to the Company and its subsidiaries, including, but not limited to, its production and marketing strategies and methods, its customer development and business expansion objectives and projects, its pricing practices and its customer list and information regarding other business relationships.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company agrees to employ Artzer, and Artzer agrees to be employed by the Company, on the following terms and conditions:

1. Employment. Upon the Effective Date, the Company will employ Artzer as Vice President and General Counsel. Artzer shall manage, direct and perform such duties as the Company’s Board of Directors from time to time may assign or delegate to him consistent with the Company’s By-laws and duties of officers with his title in similarly situated organizations. Artzer shall devote his best efforts and attention to these duties, and not engage or participate in activities in conflict with the best interests of the Company or perform services for any other person, business or entity; provided, however, Artzer may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.

As an inducement to the Company to enter into and continue this Agreement, Artzer represents and warrants to the Company that he is free to accept employment and perform his duties hereunder and that he has no prior or other obligations or commitments of any kind to anyone that would in any way hinder or interfere with his acceptance of, or the full, uninhibited and faithful performance of such employment, or the exercise of his best efforts as the Vice President and General Counsel of the Company.

2. Term. Artzer’s employment under this Agreement shall be for twenty-four (24) months (the “Initial Term”), thereafter renewable annually by Artzer and the

Company’s Board of Directors (the “Extension Term” and together with the Initial Term, the “Term”). Notwithstanding the foregoing, upon a termination of this Agreement under Sections 4(d), (e) or (f), Artzer’s employment shall terminate except that Artzer will be paid his compensation in accordance with Section 4(d) below.

3. Compensation and Benefits. The Company and Artzer shall accept as full consideration for his services rendered under this Agreement the following:

(a) Base Salary.

(i) During the Initial Term, Artzer shall be paid a base salary (“Base Salary”) at the annual rate of not less than $200,000.00, payable in installments consistent with Company’s payroll practices.

(ii) During the Initial Term, Artzer shall also be eligible for a bonus of up to forty-five percent (45%) of the current Base Salary (the “Initial Bonus”), based upon the achievement of proposed company-wide and individual performance milestones to be determined by the Company’s Compensation Committee and approved by the Board of Directors.

(iii) The parties agree and acknowledge that, notwithstanding the foregoing, the Company’s Board of Directors has the right to review and adjust the annual base salary and bonus on an annual basis during the Initial Term. During the second year of the Initial Term or any Extension Term, Artzer shall be paid an annual base salary and bonus mutually agreeable to the parties, but in no event less that the Base Salary and the Initial Bonus.

(b) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Artzer shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Artzer in the performance of his duties under this Agreement.

(c) Benefit Plans. Artzer shall be entitled to participate in the Company’s medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Artzer shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement (other than stock option or stock incentive plans, which are governed by Section 3(b) above). Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time.

(d) Vacation. Artzer shall be entitled to four (4) weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Artzer’s vacation does not interfere with the Company’s normal business operations.

(e) Payment. Payment of all compensation to Artzer hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable taxes and any other required or authorized withholdings and deductions.

(f) No Other Benefits. Except with respect to any Stock Option Award Agreements and Restricted Stock Award Agreements between the Company and Artzer and subject to Section 4, Artzer understands and acknowledges that the compensation specified in Section 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans.

4. Termination of Employment.

(a) Termination for Disability of Artzer. The Company may terminate this Agreement without liability if Artzer shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity and is for a period of time which would entitle Artzer to receive benefits under the long-term disability policy in effect at the time of such illness or other physical or mental incapacity. Upon such termination, Artzer shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any) and accrued vacation.

(b) Termination for Death of Artzer. In the event of the death of Artzer, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within fifteen (15) days the Company shall pay to Artzer’s heirs or personal representatives Artzer’s Base Salary and accrued vacation accrued to the date of death.

(c) Termination for Cause. Notwithstanding anything herein to the contrary, the Company may terminate Artzer’s employment hereunder for cause for any one of the following reasons: (i) conviction of a felony, or a misdemeanor where imprisonment is imposed; (ii) misconduct or negligence in the performance of duties; (iii) the commission of acts that are dishonest or demonstrably injurious to the Company (monetarily or otherwise); (iv) failure to observe Company policies or compliance with applicable laws; (v) failure to comply with all lawful and ethical directions and instructions of the Board of Directors; (vi) failure to perform his duties with the Company which results in a material adverse financial effect on the Company; (vii) breach of Artzer’s representations and warranties in Section 1; or (viii) any conduct that prejudices the reputation of the Company in the fields of business in which it is engaged or with the investment community or the public at large. Upon termination of Artzer’s employment with the Company for cause, the Company shall be under no further obligation to Artzer for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof.

(d) Termination without Cause. The Company may terminate Artzer’s employment hereunder at any time without cause; provided, however, that Artzer shall be entitled to: (i) accrued but unpaid base salary and accrued vacation, less deductions required by law; and (ii) continued payment of Artzer’s Section 3(a)(i) base compensation and his Section 3(d) benefits for a period of not less than twelve (12) months.

(e) Termination for Good Reason. At Artzer’s option, Artzer may terminate his employment with the Company for Good Reason (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) a material adverse change in the scope of Artzer’s responsibilities or authority, excluding any such change in connection with Artzer’s death or disability; (ii) a reduction in Artzer’s total compensation

(other than a reduction in bonus compensation due to targets not being achieved); (iii) a reduction in Artzer’s eligibility for participation in the Company’s benefit plan but excluding such Company-wide reductions to any such plans that are effective for all similarly situated executives; (iv) relocation of the Company’s executive offices more than 150 miles from the current location, without Artzer’s concurrence; (v) a reduction in Artzer’s eligibility for participation in the Company’s Equity Plan as described in Section 3(b) above; or (vi) any material breach by the Company of this Agreement which remains uncorrected for ten (10) days following written notice of such breach by Artzer to the Company. Under such circumstances, Artzer shall be entitled to the severance benefits set forth in Section 4(d).

(f) Termination for Change of Control. At Artzer’s option, Artzer may terminate his employment within 90 days following a “Change of Control” which occurs during the term of this Agreement. For purposes of this Agreement, “Change of Control” shall mean any of the following: (i) Texas Petrochemicals, Inc., a Delaware corporation (“TPI”) is dissolved or is liquidated; (ii) TPI sells, leases or exchanges all or substantially all of its assets to any other person or entity; or (iii) any “person” (as that term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more of the persons who hold, beneficially and of record, shares of voting stock of TPI on December 9, 2004 (the “Permitted Holders”), is or becomes a beneficial owner (as defined in Rule 13c-3 and 13c-5 under the Securities Exchange Act of 1934, as amended, except that a person will be deemed to be a “beneficial owner” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the then outstanding shares of Voting Stock of TPI, provided that the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the then outstanding shares of Voting Stock of TPI than such other person. Under such circumstances, Artzer shall be entitled to the severance benefits set forth in Section 4(d) and any benefits granted him in the Equity Plan.

(g) No Duty to Mitigate. Artzer shall not be under any duty or obligation to seek or accept other employment following termination of this Agreement under Section 4(d), (e) or (f) and the amounts due Artzer under Section 4(d) shall not be reduced or suspended if Employee accepts subsequent employment.

(h) Cooperation. After notice of termination, Artzer shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Artzer’s responsibilities and to ensure that the Company is aware of all matters being handled by Artzer.

5. Confidential Information.

(a) Definition. While employed with the Company, Artzer will have access to and become acquainted with ideas, concepts, information and material that constitute trade secrets and/or proprietary and confidential information (hereinafter “Confidential Information”) of the Company and its subsidiaries. Confidential Information includes, but is not limited to, information and knowledge pertaining to products and services offered, ideas, plans, manufacturing, marketing, pricing, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company or its subsidiaries and their respective affiliates, dealers, distributors, wholesalers, customers, clients, suppliers and other who have business dealings with the Company or any of its subsidiaries.

(b) No Disclosure. Confidential Information is the sole and exclusive property of the Company. Artzer acknowledges that such Confidential Information is a valuable and unique asset, and covenants that he will not, either during or after the term of this Agreement, directly or indirectly disclose any Confidential Information to any third party without the written permission of the Company’s Board of Directors, except as required by his employment with the Company, unless such information is in the public domain for reasons other that Artzer’s conduct, or except as may be required by law (provided that Artzer shall give the Company notice of any disclosure required by law so that the Company shall have a reasonable opportunity to attempt to preclude such disclosure). Artzer shall not use Confidential Information to either his own or the advantage of parties other than the Company. Artzer shall take all steps necessary to protect the confidentiality of all Confidential Information and to inform the Company immediately of any attempted or actual disclosure of Confidential Information to any third party. Artzer agrees that, upon request of the Company or termination of employment, whichever is first, he shall turn over to the Company all documents, memoranda, notes, plans, records or material in his possession or control that contain or are derived from Confidential Information.

(c) No Competition. Artzer agrees that during and for twelve (12) months after his employment with the Company terminates for any reason, he will not, unless acting with the prior written consent of the Company’s Board of Directors, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, any business enterprise which (i) develops or manufactures products which are competitive with products developed or manufactured by the Company or any subsidiary of the Company; (ii) distributes, markets or otherwise sells products manufactured by others which are competitive with products distributed, marketed or sold by the Company or its subsidiaries; or (iii) provides services which are competitive with services provided by the Company or its subsidiaries, including, in each case, any products or services under development or which are subject of active planning by the Company or its subsidiaries, at any time during the term of this Agreement (a “Competing Venture”); provided that Artzer may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Artzer acknowledges that the business of the Company or its subsidiaries, and Artzer’s connections therewith, is or will be involved in activity throughout North American and Mexico, and that more limited geographical limitations on the non-compete and non-solicitation covenants set forth in Section 6 and 7 are therefore not appropriate.

6. Solicitation of Company Customers/Diversion of Opportunities.

(a) Artzer agrees that during and for twelve (12) months after his employment with the Company terminates for any reason, he will not, as an individual, employee, consultant, agent, owner, partner, director or stockholder, directly or indirectly solicit, call on or accept any business from any Customer of the Company or its subsidiaries. The term “Customer” means all persons, firms or corporations to whom the Company or its subsidiaries sold products at any time during the one year period immediately preceding when Artzer’s employment with the Company ceased, notwithstanding that some or all of such persons, firms or corporations may have been induced to give business to the Company or its subsidiaries by Artzer.

(b) Artzer shall not take any action at any time to divert from the Company or its subsidiaries any opportunity in the scope of any present or contemplated future business of the Company or its subsidiaries that arose while he was employed by the Company.

(c) Artzer agrees that the restrictions in this Section are reasonable and will not preclude him from becoming gainfully employed if his employment with the Company terminates.

7. Solicitation and Employment of Company Employees. Artzer agrees that during and for twelve (12) months after his employment with the Company terminates for any reason, he will not directly or indirectly solicit, hire, employ or engage any employee or any former employee of the Company or its subsidiaries whose employment with the Company or its subsidiaries ceased less that one year before the date of such solicitation, enticement, hiring or engagement.

8. Enforcement/Remedies.

(a) The provisions in Sections 5 through 7 of this Agreement shall survive termination of Artzer’s employment with the Company for any reason and/or termination of this Agreement, and shall continue to bind Artzer by their respective terms.

(b) Artzer acknowledges and agrees: (i) that his services to the Company are unique, (ii) that the restrictions in Sections 5 through 7 of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries, (iii) that any violation of any provision of these Sections will irreparably injure the Company and its subsidiaries, (iv) that in the event of such violation the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c) In the event any provision relating to the time period or scope of the non-solicitation restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.

(d) Artzer agrees that, if he is found to have breached any provision in Sections 5 through 7 of this Agreement, then he shall be obligated to pay the attorney’s fees and expenses incurred by the Company to enforce its rights in connection with such breach.

9. Exclusivity. For any matter which, by the express provisions of this Agreement, is to be determined by the Compensation Committee of the Board of Directors unless and until the Compensation Committee of the Board of Directors issues its decision, such determination by the Compensation Committee of the Board of Directors shall be final and binding on the parties and may not be overturned unless such determination is found to be arbitrary and capricious or an abuse of discretion.

10. Miscellaneous.

(a) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles. Further, for any dispute related to this Agreement, Artzer and Company irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the Southern District of Texas, Houston Division, or the State District Courts of Texas located in Harris County, Texas. Artzer and Company consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute.

(b) Entire Agreement. Except with respect to any Stock Option Award Agreements and Restricted Stock Award Agreements between the Company and Artzer, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(c) Amendment. This Agreement may be amended only by a writing signed by Artzer and by a duly authorized representative of the Company.

(d) Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part, including but not limited to Artzer’s obligations under Sections 5 though 7 of this Agreement.

(e) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Artzer.

(g) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(h) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Artzer) or other person duly authorized by the Company.

(i) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Artzer’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(j) Assistance in Litigation. Artzer shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

TEXAS PETROCHEMICALS, LP		EXECUTIVE:

By:	/s/ Charlie Shaver	/s/ Christopher A. Artzer
Name:	Charlie Shaver	Christopher A. Artzer
Title:	President & Chief Executive Officer

TEXAS PETROCHEMICALS, INC.

By:	/s/ Charlie Shaver
Charlie Shaver
President & Chief Executive Officer